Exhibit 99.1

AudioEye Reports Record Second Quarter 2023 Results

Thirtieth Consecutive Period of Record Revenue

TUCSON, Ariz. — August 10, 2023 — AudioEye, Inc. (NASDAQ: AEYE) (“AudioEye” or the “Company”), the industry-leading enterprise SaaS accessibility company, reported financial results for the second quarter ended June 30, 2023.

“The second quarter’s achievements have set the stage for the acceleration of ARR in the second half and into next year. We announced several new enterprise products, completed the integration of the Bureau of Internet Accessibility (“BOIA”), and have assembled a world-class revenue organization while remaining highly efficient,” said AudioEye CEO David Moradi. “We are excited about recent developments from the Department of Justice that will help ensure people with disabilities have equal access to web content and mobile apps. We believe that momentum is building to resolve digital accessibility at scale.”

Second Quarter 2023 Financial Results

●	Total revenue increased 4% to a record $7.84M from $7.6M in the same prior year period.
●	Gross profit increased to $6.05M (77% of total revenue) from $5.7M (76% of total revenue) in the same prior year period. The increase in gross profit was due to continued revenue growth and decreases in the cost of revenue from improved automation in product offerings.
●	Total operating expenses decreased 3% to $8.1M from $8.3M in the same prior year period. The decrease in operating expenses was due primarily to increased efficiency in sales and marketing and lower non-recurring G&A expenses, partially offset by continued investment in R&D.
●	Net loss available to common stockholders improved 24% to $2.0M, or $(0.17) per share, from a net loss of $2.6M, or $(0.23) per share, in the same prior year period. The improvement in net loss was primarily due to increases in revenue and gross profit and increased efficiencies in sales and marketing and G&A.
●	Non-GAAP net loss in Q2 2023 was $0.2M, or $(0.02) per share, and remained consistent with the non-GAAP net loss in the same prior year period. For Q2 2023, the non-GAAP net loss and EPS performance reflect adjustments primarily for stock-based compensation expense and depreciation and amortization.
●	Annual Recurring Revenue (“ARR”) as of June 30, 2023, increased sequentially to $29.7M from $29.6M as of March 31, 2023, despite contract re-negotiations that negatively impacted ARR.
●	As of June 30, 2023, the Company had $4.3M in cash, compared to $5.5M as of March 31, 2023. The decrease in cash was primarily driven by continued investment in R&D including software capitalization costs, tax payments from employee share-based grants, and non-recurring items.

Other Updates

●	Last week, the Department of Justice issued a proposed rule on website accessibility under Title II of the Americans with Disabilities Act (“ADA”) that would help ensure people with disabilities have equal access to essential public programs and services. The proposed rule will drive more awareness and compliance, and we are well-positioned as we already work with over 900 government organizations and school districts.
●	In July, AudioEye announced new enterprise-grade digital accessibility offerings, including the Accessibility Maturity Management (“AMM”) program and the Accessibility Health Advisor (“AHA”). These programs and tools use our team of certified experts to assess a company's current level of accessibility and help define the investments required to make measurable, sustainable progress in accessibility. Our AMM Program identifies the people, culture, process, and system changes an organization needs to make accessibility a first-class concern and tracks progress toward those goals. When new regulations change accessibility guidelines, the AHA notifies the company of any changes required to comply. With the further development of AI automation, we believe this first-of-its-kind program and corresponding tools will be powerful drivers in increasing accessibility at scale.
●	In July, AudioEye announced that Gabby Giffords, former United States Congresswoman for Arizona's 8th congressional district, joined the Company's Advisory Board. Gabby Giffords is a retired U.S. politician who resigned from Congress in 2012 after sustaining a severe brain injury during an assassination attempt. Today, she helps raise awareness about aphasia, the language impairment caused by injuries from her shooting. Gabby's influence in the disability community and her passion for change will help AudioEye continue to make great strides in building solutions that close the digital accessibility gap.
●	Customer count increased 37% to approximately 104,000 customers as of June 30, 2023, compared to about 76,000 as of June 30, 2022. The expansion of platforms was the most material driver of the customer count increase in the quarter.
●	In July, we completed the successful integration of BOIA, which was acquired in March of 2022. The integration will help enable retention and upsells as well as result in cost savings in the near term. BOIA’s non-recurring audit revenue will now primarily generate ARR under our subscription model. The impact of the integration of BOIA will reduce third quarter revenue by approximately $200,000 as we transition one-time audits into recurring revenue.

Financial Outlook

The Company expects to generate revenue of between $7.8 million and $7.9 million in the third quarter of 2023. The impact of the integration of BOIA will reduce third quarter revenue by approximately $200,000 as the Company transitions one-time audits into recurring revenue. Management forecasts that ARR will increase by approximately $1 million sequentially, representing the fastest growth rate in several quarters. The Company also expects to generate a non-GAAP profit of approximately $100,000 in the third quarter and expects cash flow to inflect positively by the fourth quarter of this year, depending on items such as working capital.

Conference Call Information

AudioEye management will hold a conference call today, August 10, 2023 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results, followed by a question-and-answer period.

Date: Thursday, August 10, 2023

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in number: 800-830-9649

International number: 213-992-4624

Webcast: Q223 Webcast Link

Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will also be webcast live and available for replay via the investor relations section of the Company’s website. The audio recording will remain available via the investor relations section of the Company’s website for 90 days.

A telephonic replay of the conference call will also be available after 7:30 p.m. Eastern Time on the same day through August 24, 2023 via the following numbers:

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 152982

About AudioEye

AudioEye exists to ensure the digital future we build is inclusive. By combining the latest AI automation technology with guidance from certified experts and direct input from the disability community, AudioEye helps ensure businesses of all sizes — including over 104,000 customers like Samsung, Calvin Klein, and Samsonite — are accessible. Holding 23 US patents, AudioEye helps companies solve every aspect of digital accessibility with flexible approaches that best meet their needs — from finding and removing barriers to navigating legal compliance, to ongoing training, monitoring and upkeep. Join AudioEye on its mission to eradicate barriers to digital access.

Forward-Looking Statements
Any statements in this press about AudioEye’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “should”, “confident”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, “outlook” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements contained herein include, but are not limited to, statements regarding future cash flows of the Company, anticipated contributions from new sales channels, expectations regarding the integration of BOIA and its products, long-term growth prospects, opportunities in the digital accessibility industry, our revenue and ARR guidance, and our expectation of investments in marketing and sales. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the variability of AudioEye’s revenue and financial performance; risks associated with our new platform, sales channels and offerings; product development and technological changes; the acceptance of AudioEye’s products in the marketplace; the effectiveness of our integration efforts; competition; inherent uncertainties and costs associated with litigation; and general economic conditions. These and other risks are described more fully in AudioEye’s filings with the Securities and Exchange Commission. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Forward-looking statements reflect management’s view as of the date of this press release, and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to update such forward-looking statements to reflect events or uncertainties after the date hereof. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

About Key Operating Metrics

We consider annual recurring revenue (“ARR”) as a key operating metric and a key indicator of our overall business. We also use ARR as one of the primary methods for planning and forecasting overall expectations and for evaluating, on at least a quarterly and annual basis, actual results against such expectations.

We manage customers through two primary channels, Enterprise and Partner and Marketplace. Enterprise channel consists of our larger customers and organizations, including those with non-platform custom websites, who generally engage directly with AudioEye sales personnel for custom pricing and solutions. This channel also includes federal, state and local government agencies. The Partner and Marketplace channel consists of our CMS partners, platform & agency partners, authorized resellers and our marketplace. This channel serves small and medium sized businesses who are on a partner or reseller’s web-hosting platform or who purchase an AudioEye solution from our marketplace.

We define ARR as the sum of (i) for our Enterprise channel, the total of the annual recurring fee under each active contract at the date of determination, plus (ii) for our Partner and Marketplace channel, the monthly fee for all active customers at the date of determination, in each case, assuming no changes to the subscription, multiplied by 12. This determination includes both annual and monthly contracts for recurring products. Some of our contracts are cancelable, which may impact future ARR. ARR excludes revenue from our PDF remediation services business, one-time Website and Mobile App report services business and other miscellaneous non-recurring services.

Use of Non-GAAP Financial Measures

From time to time, we review adjusted financial measures that assist us in comparing our operating performance consistently over time, as such measures remove the impact of certain items, as applicable, such as our capital structure (primarily interest charges), items outside the control of the management team (taxes), and expenses that do not relate to our core operations, including significant transaction and litigation-related expenses and other costs that are expected to be non-recurring. In order to provide investors with greater insight and allow for a more comprehensive understanding of the information used in our financial and operational decision-making, the Company has supplemented the financial statements presented on a GAAP basis in this press release with the following non-GAAP financial measures: Non-GAAP earnings (loss) and Non-GAAP earnings (loss) per diluted share.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP. The Company compensates for such limitations by relying primarily on our GAAP results and using non-GAAP financial measures only as supplemental data. We also provide a reconciliation of non-GAAP to GAAP measures used. Investors are encouraged to carefully review this reconciliation. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

Non-GAAP Earnings (Loss) and Non-GAAP Earnings (Loss) per Diluted Share

We define: (i) Non-GAAP earnings (loss) as net income (loss), plus (less) interest expense (income), plus depreciation and amortization expense, plus stock-based compensation expense, plus non-cash valuation adjustment to contingent consideration, plus certain litigation expense, plus certain acquisition expense, and plus loss on disposal or impairment of long-lived assets; and (ii) Non-GAAP earnings (loss) per diluted share as net income (loss) per diluted common share, plus (less) interest expense (income), plus depreciation and amortization expense, plus stock-based compensation expense, plus non-cash valuation adjustment to contingent consideration, plus certain litigation expense, plus certain acquisition expense, and plus loss on disposal or impairment of long-lived assets, each on a per share basis. Non-GAAP earnings per diluted share would include incremental shares in the share count that are considered anti-dilutive in a GAAP net loss position. However, no incremental shares apply when there is a Non-GAAP loss per diluted share, as is the case for the periods presented in this press release.

Non-GAAP earnings (loss) and Non-GAAP earnings (loss) per diluted share are used to facilitate a comparison of our operating performance on a consistent basis from period to period and provide for a more complete understanding of factors and trends affecting our business than GAAP measures alone. All of the items adjusted in the Non-GAAP earnings (loss) to net loss and the related per share calculations are either recurring non-cash items, or items that management does not consider in assessing our on-going operating performance. In the case of the non-cash items, such as stock-based compensation expense and valuation adjustments to assets and liabilities, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are expected to be less susceptible to variances in actual performance resulting from expenses that do not relate to our core operations and are more reflective of other factors that affect operating performance. In the case of items that do not relate to our core operations, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

Non-GAAP earnings (loss) is not a measure of liquidity under GAAP, or otherwise, and is not an alternative to cash flow from continuing operating activities, despite the advantages regarding the use and analysis of these measures as mentioned above. Non-GAAP earnings (loss) and Non-GAAP earnings (loss) per diluted share, as disclosed in this press release, have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP; nor are these measures intended to be measures of liquidity or free cash flow for our discretionary use.

To properly and prudently evaluate our business, we encourage readers to review the GAAP financial statements included elsewhere in this press release, and not rely on any single financial measure to evaluate our business. The following table sets forth reconciliations of Non-GAAP loss to net loss, the most directly comparable GAAP-based measure, as well as Non-GAAP loss per diluted share to net loss per diluted share, the most directly comparable GAAP-based measure. We strongly urge readers to review these reconciliations, along with the financial statements included elsewhere in this press release.

Investor Contact:

Tom Colton or Luke Johnson

Gateway Investor Relations

AEYE@gateway-grp.com

949-574-3860

AUDIOEYE, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Revenue	$7,836	$7,569	$15,608	$14,475

Cost of revenue	1,787	1,841	3,489	3,551

Gross profit	6,049	5,728	12,119	10,924

Operating expenses:
Selling and marketing	3,253	3,425	6,496	7,151
Research and development	2,033	1,406	3,779	2,935
General and administrative	2,791	3,505	5,926	7,061
Total operating expenses	8,077	8,336	16,201	17,147

Operating loss	(2,028)	(2,608)	(4,082)	(6,223)

Interest income (expense), net	55	(2)	98	(3)

Net loss	(1,973)	(2,610)	(3,984)	(6,226)

Net loss per common share-basic and diluted	$(0.17)	$(0.23)	$(0.34)	$(0.54)

Weighted average common shares outstanding-basic and diluted	11,738	11,489	11,688	11,467

AUDIOEYE, INC.

BALANCE SHEETS

(unaudited)

	June 30,	December 31,
(in thousands, except per share data)	2023	2022
ASSETS
Current assets:
Cash	$4,317	$6,904
Accounts receivable, net	4,680	5,418
Prepaid expenses and other current assets	531	644
Total current assets	9,528	12,966

Property and equipment, net	216	161
Right of use assets	770	1,154
Intangible assets, net	5,982	6,041
Goodwill	4,001	4,001
Other	102	105
Total assets	$20,599	$24,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,480	$2,452
Finance lease liabilities	23	38
Operating lease liabilities	415	468
Deferred revenue	6,610	7,125
Contingent consideration	2,171	979
Total current liabilities	11,699	11,062

Long term liabilities:
Finance lease liabilities	—	7
Operating lease liabilities	527	745
Deferred revenue	29	73
Contingent consideration, long term	—	1,952
Total liabilities	12,255	13,839

Stockholders’ equity:
Preferred stock, $0.00001 par value, 10,000 shares authorized
Common stock, $0.00001 par value, 50,000 shares authorized, 11,797 and 11,551 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	94,809	93,070
Accumulated deficit	(86,466)	(82,482)
Total stockholders’ equity	8,344	10,589

Total liabilities and stockholders’ equity	$20,599	$24,428

AUDIOEYE, INC.

RECONCILIATIONS OF GAAP to NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Non-GAAP Earnings (Loss) Reconciliation
Net loss (GAAP)	$(1,973)	$(2,610)	$(3,984)	$(6,226)
Non-cash valuation adjustment to contingent consideration	159	158	214	158
Interest (income) expense, net	(55)	2	(98)	3
Stock-based compensation expense	1,031	1,041	2,149	2,186
Acquisition expense (1)	—	42	—	240
Litigation expense (2)	39	499	194	1,361
Depreciation and amortization	577	622	1,103	1,009
Loss on disposal or impairment of long-lived assets	—	7	147	7
Non-GAAP loss	$(222)	$(239)	$(275)	$(1,262)

Non-GAAP Earnings (Loss) per Diluted Share Reconciliation
Net loss per common share (GAAP) — diluted	$(0.17)	$(0.23)	$(0.34)	$(0.54)
Non-cash valuation adjustment to contingent consideration	0.01	0.01	0.02	0.01
Interest (income) expense, net	—	—	(0.01)	—
Stock-based compensation expense	0.09	0.09	0.18	0.19
Acquisition expense (1)	—	—	—	0.02
Litigation expense (2)	—	0.04	0.02	0.12
Depreciation and amortization	0.05	0.05	0.09	0.09
Loss on disposal or impairment of long-lived assets	—	—	0.01	—
Non-GAAP loss per diluted share (3)	$(0.02)	$(0.02)	$(0.02)	$(0.11)
Diluted weighted average shares (4)	11,738	11,489	11,688	11,467

(1)	Represents legal and accounting fees associated with the BOIA acquisition.

(2)	Represents legal expenses related primarily to non-recurring litigation pursued by the Company.

(3)	Non-GAAP earnings per adjusted diluted share for our common stock is computed using the treasury stock method.

(4)	The number of diluted weighted average shares used for this calculation is the same as the weighted average common shares outstanding share count when the Company reports a GAAP and non-GAAP net loss.